Exhibit 10.20
DOLE FOOD COMPANY, INC.
SUSTAINED PROFIT GROWTH PLAN
(Operating Document Effective January 1, 2007)
Section 1. ESTABLISHMENT AND PURPOSES.
1.01	DOLE FOOD COMPANY, INC. (DOLE) hereby establishes the Sustained Profit Growth Plan.

1.02	The purpose of this Plan is to advance the interests of DOLE by (i) motivating special achievements by Eligible Employees upon whose judgment, initiative and efforts DOLE is largely dependent for the successful conduct of its business through a compensation program emphasizing long-term performance incentives; (ii) supplementing other compensation plans; and (iii) assisting DOLE in retaining and attracting such employees.

1.03	This Plan shall be effective as of January 1, 2007 and shall operate on the basis of the current and succeeding Incentive Periods until such time the Plan is amended or terminated under Section 11.
Section 2. DEFINITIONS.
As used herein, the following terms shall have the following meanings unless a different meaning is plainly required in the context:
2.01	“Base Year” shall mean the fiscal year immediately prior to the Incentive Period.

2.02	“Board” shall mean the Board of Directors of DOLE.

2.03	“Committee” shall mean the Corporate Compensation and Benefits Committee of DOLE.

2.04	“Contingent Award Amount” shall mean a contingent award to an Eligible Employee expressed as a monetary value of the award.

2.05	“Contingent Award Percentage” shall mean a contingent award to an Eligible Employee expressed as a percentage of such Eligible Employee’s annual Salary at the beginning of the Incentive Period.

2.06	“EBITDA” shall mean the equivalent of consolidated operating cash flow from all DOLE business units and subsidiaries, calculated as earnings before interest expense and income taxes plus depreciation and amortization. EBITDA may also be adjusted for unusual, non-reoccurring cash or non-cash items and for the pro forma effects of merger, acquisition and divestiture transactions.

2.07	“Eligible Employee(s)” shall mean a Participant(s) who meets eligibility requirements hereunder in order to receive an award under this Plan.

2.08	“Ending Value Multiplier”, with respect to any Contingent Award Amounts, shall mean an amount determined by the Financial Performance Factor.

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2.09	“Final Award” shall mean the amount awarded pursuant to this Plan to be paid to an Eligible Employee for the Incentive Period.

2.10	“Financial Performance Factor” shall mean an amount ranging from 0% to 300% as determined by applying the Performance Matrix attached as Exhibit A (as adjusted pursuant to Section 9 or Section 12) of the Plan.

2.11	“Incentive Periods”, with respect to any Contingent Award Amounts or Final Award, shall mean DOLE’s fiscal years 2007 through 2009 inclusive, and each annually immediately succeeding three fiscal year period inclusive.

2.12	“Net Debt” shall mean the average of total net debt (total debt less cash) as of the end of the Incentive Periods adjusted to eliminate dividends paid to and capital contributions received from DHM Holding and affiliates, and may be adjusted for debt incurred to finance acquisitions during the Incentive Periods.

2.13	“Participant” shall mean an employee of DOLE or a Subsidiary who the Committee, in its sole discretion, has designated as a Participant for the applicable Incentive Period based on criteria that he or she is or give promise of becoming of exceptional importance to DOLE or any Subsidiary, and of making substantial contributions to the success, growth and profit of DOLE and its Subsidiaries.

2.14	“Performance Matrix” shall mean the matrix attached as Exhibit A, which is used in calculating Ending Value Multipliers under this Plan.

2.15	“Plan” shall mean this Sustained Profit Growth Plan, as it may be amended from time to time. The Plan constitutes the current operating document for the administration of the Plan adopted effective January 1, 2007.

2.16	“Retirement” shall mean the termination of a Participant’s employment with DOLE or a Subsidiary under circumstances where the Participant terminates when either reaching at least (a) age 55 with 5 years of regular, full-time service or (b) age 65, with no minimum service requirement.

2.17	“Return on Shareholder Investment” shall mean the average of EBITDA divided by Shareholder Investment for the three years in the Incentive Period. The Return on Shareholder Investment may be adjusted to reflect the pro forma effects of merger, acquisition and divestiture transactions.

2.18	“Revenue” shall mean revenues, net, from Dole’s fiscal year ended 2009 in accordance with generally accepted accounting principles in effect as of January 1, 2007.

2.19	“Salary” shall mean annual base salary of the Participant on January 1, 2007.

2.20	“Shareholder Investment” shall mean the cash and stock contributed by the shareholder to complete the Privatization Transaction dated March 28, 2003, plus adjustments related to transactions with DHM Holding and affiliates plus Net Debt.

2.21	“Subsidiary” or “Subsidiaries” shall mean any corporation(s) in which DOLE or any Subsidiary (as defined hereby) owns, at the time of making a Contingent Award Amount hereunder, stock possessing more than 50 percent of the total combined voting power of all classes of stock in such corporation.

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2.22	“Involuntary Termination without Cause” shall mean a termination which results from a workforce reduction, elimination of operations or job elimination, or a termination without cause. “Cause” shall mean, with respect to any Eligible Employee, a good faith determination by DOLE that the Eligible Employee is guilty of dishonesty, a violation of any state or federal law or the law of any sovereignty in which DOLE or its subsidiaries have operations, a violation DOLE’S Code of Conduct, or failure to perform his or her duties to establish standards after notice and failure to improve.
Section 3. ELIGIBILITY.
3.01	Contingent Awards Amounts and Final Awards may be made only to Eligible Employees.

3.02	No member of the Committee or the Board who is not an employee of DOLE or of a Subsidiary shall be an Eligible Employee.

3.03	In order for a Participant to become an Eligible Employee, the Participant must also:
▪	Be hired for or promoted to a regular, full-time eligible position, as defined the Company, by the start of the Company’s fourth fiscal quarter of the first year of the Incentive Period;

▪	Be on the payroll and actively employed, or on an approved, paid flexible time off, or on a leave which has been designated as “family leave” under federal or California law, as of the expiration of Incentive Period under the Plan.
3.04	If an Eligible Employee is on an approved leave of absence that extends beyond a leave which has been designated as “family leave” under federal or California law, the Contingent Award Percentage for that Eligible Employee will be pro-rated to exclude the time on approved leave that exceeds the leave period provided for under “family leave”.
Section 4. ADMINISTRATION.
4.01	The Plan shall be administered by the Committee.

4.02	The Committee shall be vested with full authority to make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. The Committee has the authority to consider unusual, non-recurring cash and non-cash items and the pro forma effects of merger, acquisition and divestiture transactions that occurred during the Incentive Period and is provided with discretion to include or exclude such items and effects in deriving the calculation of awards under the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Eligible Employees, Participants and any and all persons claiming under or through any Eligible Employee or Participant, unless otherwise determined by the Board.

4.03	Any determination, decision or action of the Committee provided for in this Plan may be made or taken by action of the Board if the Board so determines, with the same force and effect as if such determination, decision or action had been made or

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taken by the Committee. No member of the Committee or Board shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Contingent Award Amounts. The fact that a member of the Committee or Board shall at the time be, or shall theretofore have been or thereafter may be, an Eligible Employee or a Participant shall not disqualify him or her from taking part in and voting at any time as a member of the Committee or Board in favor of or against any amendment of the Plan.

4.04	With respect to any Incentive Period, the attached Performance Matrix may be modified by the Committee in its sole discretion. Specifically, to measure performance of DOLE and to determine the Performance Matrix for any Incentive Period, the Committee may, no later than 90 days after the commencement of any Incentive Period, select from among any number of business criteria or measures including business growth and return of investment criteria in the computation of awards and establish specific objective numeric goals relating to those measures. If no Performance Matrix has been approved within the first 90 days of the Incentive Period, the Performance Matrix that had been approved for the immediately preceding Incentive Period shall be deemed adopted for the current Incentive Period. Following this 90-day period, the Performance Matrix may be modified by the Committee only if such action increases the payment opportunity under the Plan.
Section 5. CONTINGENT AWARD AMOUNTS.
5.01	The Committee may, from time to time, in its sole discretion, award to each Eligible Employee a Contingent Award Amount, determined based on such Eligible Employee’s Contingent Award Percentage multiplied by the Eligible Employee’s annual Salary at the beginning of the Incentive Period. The Committee shall cause notice to be given to each Participant of his or her selection as soon as practicable following the making of a Contingent Award Amount as an Eligible Employee.

5.02	The Contingent Award Percentage for the Eligible Employees shall be the percentages set out with respect to each such Participant identified in the Plan list of Participants approved by the Committee.
Section 6. FINAL AWARDS.
6.01	The Final Award for an Eligible Employee shall be determined by multiplying such Eligible Employee’s Contingent Award Amount by the Ending Value Multiplier that applies in the Incentive Period (which is the Financial Performance Factor determined from the Performance Matrix attached as Exhibit A). For example, if the Ending Value Multiplier were 300%, the Eligible Employee with a Contingent Award Amount of $20,000 (assume an annual Salary at the beginning of the Incentive Period of $80,000 and a Contingent Award Percentage of 25%) would have a Final Award of $60,000.
Section 7. CONDITIONS.
The Committee shall make the final determination of the Ending Value Multiplier and any Final Awards.

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Section 8. DETERMINATION AND PAYMENT OF FINAL AWARDS.
8.01	If the Ending Value Multiplier as computed and adjusted in accordance with Sections 6 and 7 is zero, no payment shall be made, any Contingent Award Amount shall terminate and all rights hereunder shall cease.

8.02	Subject to Sections 7, 9 and 12 hereof, any Final Award for an Eligible Employee shall be paid in cash in a lump sum (subject to withholding requirements, as applicable) as soon as practicable after determination thereof but no later than 90 days following the end of the Incentive Period.
Section 9. TERMINATION OF EMPLOYMENT.
9.01	Except as otherwise provided in Section 9.02 below, if an Eligible Employee does not remain continuously in the employ of DOLE or a Subsidiary until the expiration of the Incentive Period with respect to any Contingent Award Amount, such Contingent Award Amount shall terminate and all rights hereunder shall cease.

9.02	If the employment of an Eligible Employee with DOLE or a Subsidiary terminates during the Incentive Period due to his or her death, disability, Retirement or Involuntary Termination without Cause, the Committee shall determine the Final Award, if any, to be made with respect to such Eligible Employee under the following method:

The amount of award that would have resulted from the calculations under Sections 6, 7 and 8 shall be multiplied by a fraction, the numerator of which shall be the number of months (or fraction thereof) of the Incentive Period during which the Eligible Employee was an employee of DOLE or Subsidiary, and the denominator of which shall be 36. This calculation and the payment of any resulting Final Award necessarily must be paid after the termination of the Incentive Period in accordance with Section 8.02.
Section 10. NON-TRANSFERABILITY OF CONTINGENT AWARD.
No Contingent Award Amount shall be sold, assigned, transferred, encumbered, hypothecated or otherwise anticipated by an Eligible Employee. During the lifetime of an Eligible Employee, any payment shall be payable only to the Eligible Employee; or in the case of death of an Eligible Employee, any payment shall be payable to the designated beneficiary.
Section 11. LIMITATIONS.
The Board or the Committee may, at any time, terminate or at any time and from time to time amend, modify or suspend this Plan; provided that no such amendment, modification, suspension or termination of this Plan shall in any manner adversely affect any Contingent Award Amount or Final Award theretofore made or accrued under the Plan without the consent of the Eligible Employee.

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Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that DOLE or any Subsidiary shall continue to employ any individual.
Section 12. CHANGES IN CAPITALIZATION.
In the event of a dissolution or liquidation of DOLE, or a merger or consolidation in which DOLE is not the surviving corporation, the calculation of any Final Awards for the then current Incentive Period that will end after such event shall be determined as if the Incentive Period ended on the date of such event and the greater of (1) the Ending Value Multiplier of 100% or (2) the actual Ending Value Multiplier (determined in an equitable manner by the Committee making appropriate adjustments to the Financial Performance Factors in the Performance Matrix in order to take account of the shortened Incentive Period) shall be used in calculating the Final Awards under this Plan, notwithstanding any other provisions of this Plan. To determine the Final Awards calculated pursuant to this Section 12, Contingent Award Amounts multiplied by the applicable Ending Value Multiplier shall be multiplied by a fraction, the numerator of which shall be the number of months (or fractions thereof) of the Incentive Period through the date of such event, and the denominator of which shall be 36. The Final Award for each Eligible Employee determined pursuant to this Section 12 shall be paid to each such Eligible Employee as soon as administratively feasible but no later than 30 days of the end of the shortened Incentive Period.
Section 13. GOVERNING LAW.
This Plan, and any Contingent Award Amounts hereunder, and all other related matters shall be governed by, and construed in accordance with the laws of the State of California, except as to matters of federal law.
Section 14. CODE SECTION 409A.
14.01	It is intended that any Final Awards payable pursuant to this Plan shall avoid any “plan failures” within the meaning of Internal Revenue Code (“Code”) section 409A (a)(1). The Plan is to be interpreted and administered in a manner consistent with this intention. However, no guarantee or commitment is made that the Plan shall be administered in accordance with the requirements of Code section 409A.
Section 15. REQUIRED DELAY IN PAYMENT ON ACCOUNT OF A SEPARATION FROM SERVICE.
15.01	Notwithstanding any other provision in this Plan, if any Eligible Employee is a “specified employee,” as defined in Treasury Regulations section 1.409A-1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Code section 409A), then, to the extent required by Treasury Regulations section 1.409A-3(i)(2), any payment made to the Eligible Employee on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Committee may elect any of the methods of applying this rule that are permitted under Treasury Regulations section 1.409A-3(i)(2)(ii).

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2007-2009 LTIP
Exhibit A
Financial Performance Factors (Ending Value Multiplier)

Revenues at end of 2009
$12.5 b	125%	150%	175%	200%	225%	250%	300%
$9.8 b	100%	125%	150%	175%	200%	225%	250%
$9.3b	85%	100%	125%	150%	175%	200%	225%
$8.8 b	60%	85%	100%	125%	150%	175%	200%
				Target
$8.3b	35%	60%	85%	100%	125%	150%	175%
$7.2 b	0%	35%	60%	85%	100%	125%	150%
<$7.2 b	0%	0%	35%	60%	85%	100%	125%
	<14.0%	15.1%	16.3%	17.5%	18.7%	19.9%	21.1%
2007-2009 Average Return on Shareholder Investment
Interpolation shall be made on a straight-line basis as approved by the Committee.

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